Amendment #10
to the
AUTOMATIC
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE December 1, 2004
Between
PRUCO LIFE INSURANCE COMPANY
(THE COMPANY)
And
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE REINSURER)

The purpose of this amendment is to (i) change the premium mode from monthly to annual effective December 1, 2010, (ii) revise the ‘NOTICES’ section, (iii) change the reinsurance rates for new business for policies with policy effective dates of January 1, 2011 and later, and (iv) change the ‘AUTOMATIC PORTION RETAINED’ section.  THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of December 1, 2010.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	Amendment of Section 8. SECTION 8, REINSURANCE PREMIUM RATES, is hereby deleted in its entirety and replaced with the following:

a.
LIFE REINSURANCE.  Reinsurance premiums per $1,000 are shown in Schedule B.  The mode of payment will be annual.  Each annual premium will be calculated using (1) the issue age of the insured under the policy, (2) the duration since issuance of the policy and (3) the current underwriting classification.

b.
RATES NOT GUARANTEED.  THE REINSURER reserves the right to change the rates at any time.  If THE REINSURER changes the rates, it will give THE COMPANY a 90-day prior written notice of the change.  Any change applies only to reinsurance premiums due after the expiration of the notice period.

THE REINSURER further agrees that THE COMPANY’s right of recapture under the ‘RECAPTURE’ section of this Agreement will be triggered if THE COMPANY deems a rate change unacceptable.

3.	Amendment of Section 9. SECTION 9, PAYMENT OF REINSURANCE PREMIUMS, is hereby deleted in its entirety and replaced with the following:

a.
PREMIUM DUE.  For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance.  These annual premiums are due on the issue date and each subsequent policy anniversary.  For policies in force as of November 30, 2010, THE COMPANY will calculate an additional amount (the “True-Up Amount”) due on December 1, 2010.  For each policy, the True-Up Amount will equal the annual reinsurance premium calculated from the most recent anniversary (prior to December 1. 2010) less the premiums paid from the date of that anniversary through November 30, 2010.

On or around the fifth business day of each calendar month, THE COMPANY will calculate the amount of premiums payable for that month.  Within 20 days of such time, THE COMPANY will send to THE REINSURER a statement of account for that period along with payment of the full balance due.  Also, there will be a supplemental reinsurance premium.  The supplemental reinsurance premium is shown in Schedule B and is due on the Effective Date.  On any payment date, monies payable between THE REINSURER and THE COMPANY under this Agreement may be netted to determine the payment due.  This offset will apply regardless of the insolvency of either party as described in the ‘INSOLVENCY’ section, to the extent permitted by law.  If the statement of account shows a balance due THE COMPANY, THE REINSURER will remit that amount to THE COMPANY within 30 days of receipt of the statement of account.  If the reinsurance premium cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments.

b.
FAILURE TO PAY PREMIUMS.  If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in the ‘ERRORS AND OMISSIONS’ section, the premiums will be considered in default and THE REINSURER may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period.  THE REINSURER will have no further liability as of the termination date for benefits applicable to periods for which premium is not paid.  THE COMPANY will be liable for the prorated reinsurance premiums to the termination date.

THE COMPANY may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination.  However, THE REINSURER will have no liability for claims paid by THE COMPANY between the termination date and the reinstatement date.

c.
PREMIUM ADJUSTMENT.  If THE COMPANY overpays a reinsurance premium and THE REINSURER accepts the overpayment, THE REINSURER’s acceptance will not constitute or create a reinsurance liability or increase any existing reinsurance liability.  Instead, THE REINSURER will be liable to THE COMPANY for a credit in the amount of the overpayment.  If a reinsured policy terminates, THE REINSURER will refund the excess reinsurance premium. This refund will be on a prorated basis without interest for the period from the date of the termination of the policy to the date to which the reinsurance premium has been paid.

4.	Amendment of Section 13. SECTION 13, RESERVES FOR REINSURANCE, is hereby deleted in its entirety and replaced with the following:

The statutory reinsurance reserve is the one-year term reserve on the portion of each policy reinsured by THE REINSURER.  The reserve credit taken by THE COMPANY will meet the minimum requirements specified in the valuation law of the State of Arizona for the applicable year of issue.  The parties intend that THE COMPANY will receive its full statutory reserve credit in the State of Arizona for the portion of the risks ceded under this Agreement.

5.	Amendment of Section 31. SECTION 31, NOTICES, is hereby deleted in its entirety and replaced with the following:

All notices and other communications under this Agreement will be effective when received and sufficient if given in writing and delivered by confirmed facsimile transmission, by certified or registered mail, or by an overnight delivery service of general commercial use (such as UPS, Federal Express or Airborne), addressed to the attention of the applicable party described as follows:

a.      NOTICES SENT TO THE COMPANY

Henry B. Ramsey, III
Pruco Life Insurance Company
213 Washington Street
Newark, NJ 07102-2992

b.      NOTICES SENT TO THE REINSURER

Sarah Hamid
The Prudential Insurance Company of America
213 Washington Street
Newark, NJ 07102-2992

6.	Amendment of Schedule A, Section 3. SCHEDULE A, SECTION 3, AUTOMATIC PORTION RETAINED, is hereby deleted in its entirety and replaced with the following:

[REDACTED]

7.	Amendment of Schedule B, Section 1. SCHEDULE B, SECTION 1, REINSURANCE PREMIUMS, is hereby deleted in its entirety and replaced with the following:

[REDACTED]

8.	Attachment to Schedule B. Tables 10 - 17 are hereby attached to Schedule B.

9.
Effect of Amendment.  This Amendment # 10 shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein.  The Agreement, as amended by this Amendment # 10, is and shall continue to be in full force and effect in accordance with its terms.

10.	Counterparts. This Amendment # 10 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

Y-Excess-2004- PLAZ-PICA-10

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment #10 in duplicate on the dates indicated below, with an effective date of December 1, 2010.

PRUCO LIFE INSURANCE COMPANY	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:________________________________	By:________________________________
Title:_______________________________	Title:_______________________________
Date:_______________________________	Date:_______________________________

Witnessed By:_________________________	Witnessed By:_________________________
Name:_______________________________	Name:_______________________________
Date:_______________________________	Date:_______________________________

Y-Excess-2004- PLAZ-PICA-10